UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page
Item 8.01 Other Events	1

SIGNATURES	3

PURPOSE OF FILING

The purpose of this filing is to report that (i) three of our Section 16 reporting persons have entered into a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and on terms consistent with our Executive Stock Ownership Guidelines and (ii) one of our Section 16 reporting persons has taken certain actions with respect to the tax liability he will incur in December 2008 in connection with the vesting of a previously granted restricted stock award.

Item 8.01	Other Events.

10b5-1 Trading Plans

On February 1, 2008, David J. Lewinter, our Senior Vice President, Global Reengineering, terminated his existing pre-arranged trading plan, which plan was previously disclosed on a Current Report on Form 8-K dated May 9, 2007, and entered into a new pre-arranged trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and on terms consistent with our Executive Stock Ownership Guidelines. Pursuant to Mr. Lewinter’s trading plan, beginning in March 2008 he intends to sell an aggregate of 47,269 shares of our common stock upon the exercise of stock options currently held by him, representing approximately 47.23% of his current equity holdings. Excluding these shares to be sold by Mr. Lewinter, he continues to hold as of the date of this filing 4,847 shares of our common stock, 9,831 shares of restricted stock and options to purchase 38,125 shares of common stock, the majority of which are vested.

On February 4, 2008, Sara Mathew, our President and Chief Operating Officer, entered into a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and on terms consistent with our Executive Stock Ownership Guidelines. Pursuant to Ms. Mathew’s trading plan, beginning in March 2008 she intends to sell an aggregate of 13,378 shares of our common stock, representing approximately 2.48% of her current equity holdings. Excluding these shares to be sold by Ms. Mathew, she continues to hold as of the date of this filing 2,585 shares of our common stock, 31,438 shares of restricted stock and options to purchase 491,800 shares of common stock, the majority of which are vested.

On February 8, 2008, Patricia A. Clifford, our Senior Vice President and Chief Human Resources Officer, entered into a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and on terms consistent with our Executive Stock Ownership Guidelines. Pursuant to Ms. Clifford’s trading plan, beginning in March 2008 she intends to sell an aggregate of 19,200 shares of our common stock, which will be sold upon the exercise of stock options currently held by her, representing approximately 17.21% of her current equity holdings. Excluding these shares to be sold by Ms. Clifford, she continues to hold as of the date of this filing 7,589 shares of our common stock, 8,134 shares of restricted stock and options to purchase 76,630 shares of our common stock, the majority of which are vested.

A Statement of Changes in Beneficial Ownership of Securities on Form 4 will be filed with the U.S. Securities and Exchange Commission, or SEC, as required in connection with transactions completed under each of the above trading plans, and all shares will be sold in the open market at prevailing market prices.

In accordance with our Executive Stock Ownership Guidelines, each of the above executives is required, among other things, to maintain a minimum level of stock ownership equal in value to four times their respective annual salary. Additional details regarding our Executive Stock Ownership Guidelines as they apply to our executive officers and other members of senior management can be found in our Proxy Statement filed with the SEC on March 26, 2007 and our Form 10-Q for the period ending March 31, 2007 filed with the SEC on May 4, 2007 and in future filings with the SEC.

Similar trading plans may be adopted by our officers or directors in the future. We do not undertake to report Rule 10b5-1 plans that may be adopted by any of our officers or directors in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

Tax Withholding Election

On December 17, 2008, restrictions on 2,547 shares of our common stock previously awarded to Charles E. Gottdiener, our President, Global Solutions, are scheduled to lapse. On this date, Mr. Gottdiener will realize taxable income equal to the fair market value of the shares, at which time we are required to withhold or receive from him related taxes at statutorily defined rates. In order to facilitate the withholding, Mr. Gottdiener has made an irrevocable election prior to the date of this filing to satisfy the applicable tax withholding through the deduction of that number of shares from the vested amount having an aggregate fair market value equal to the amount required to be so withheld. The withholding of shares to satisfy tax withholding will be reported on a Form 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz
Senior Vice President, General Counsel and Corporate Secretary

DATE: February 15, 2008